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                                                                      EXHIBIT 21

                             SUBSIDIARIES OF PALFED, INC.

              Name                             Jurisdiction of Incorporation
              ----                             -----------------------------

Palmetto Federal Savings Bank                      Federally-chartered
 of South Carolina

PALFED Investment Services, Inc.                   South Carolina